UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Chicago Mercantile Exchange Holdings Inc.

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The following communication was sent to Class B-3 shareholders on or after March 24, 2005.

Howard J. Reinglass	1044 Elm Ridge Dr., Glencoe, Ill.
60022	847-951-1077 hr841@comcast.net

My name is Howard Reinglass (HR) and I am a candidate for the Board of Directors of Chicago Mercantile Exchange Holdings Inc. for the B-3(IOM) division. It is an extraordinary time to be a member of the Chicago Mercantile Exchange. As CME evolves into its new business model, I believe it is vitally important that CME is proactive to the issues of our FCM Members. As a member of the Board of Directors, I pledge to focus on the issues of our FCM members firms, to build on the capital efficiencies between exchanges and work to create an environment where technology efficiencies can be achieved to create an increased interest in our products, enhance our liquidity and create shareholder value. I am very sympathetic to the struggles of our large order flow suppliers. Each election we are told that this year’s election is the most important ever. This year is no different. I am writing to ask for your support in this year’s election.

The first 10 years of my career were spent working for or affiliated with FCM’s. After attending the University of Wisconsin Madison, in 1976 I began a full time career in the futures business starting at the bottom, as a runner on the floors of CME. I worked my way up the FCM ranks and joined the management of Ray E. Freidman & Co. from 1979 thru 1981. In 1981, the owners of Ray E. Freidman & Co made me their floor broker in the IMM. I remained affiliated with the company through 1987 and in July of 1983 I planted roots in the S&P pit. In 1987, I ventured out on my own. From 1987 through 1997, I was an independent order filler and a principal in an independent order filling group servicing many of our FCM’s in the S&P pit. In September of 1997, when CME created the E-mini contract, I claimed a CME Globex terminal and began trading electronically from the first day of trading. I soon gave away my order filling business and was trading completely electronic. I have been trading electronically ever since.

My goals as a CME director will center on furthering the capital efficiencies between exchanges while at the same creating an environment in which technology efficiencies can be achieved to cut costs and create efficiencies for you that will in turn lead to increased trading for CME. My plan starts off with adding new products to our product menu, which I believe can stimulate cross exchange cooperation and lead to an increased interest in our markets. I envision a family of CME branded indexes, of which CME owns the intellectual property rights. The initial index would be a CME Commodity Index consisting of a set of sub sector indices. I believe that the sales staffs and traders at our FCM community are looking for such a product. I believe, we are in a period of increased investment and speculation in commodities and these products have a high probability of success. The success of these products via arbitrage and shared volume increases may further link exchanges creating an opportunity for increased capital efficiencies for our industry. I believe this scenario is possible and may lead to consolidation of technology and trading systems. I also believe that increased capital and technology efficiencies may lead to new trading vehicles such as implied spreads which will cross exchange boundaries and products benefiting the industry.

A vote for me is a vote for someone who has been trading in the digital world with first hand knowledge of CME Globex who understands the needs of electronic and open outcry traders. A vote for me is a vote for someone who is well versed in the equities and financials and someone who came up through the FCM ranks and is sympathetic to the needs of our large order flow suppliers. As a member of our Board of Directors, I pledge to work tirelessly to promote the interests of A & B-shareholders, FCM’s, open outcry and electronic traders to enhance our liquidity and create value for all of our shareholders. A vote for me is a vote for change and as the past 28 years have taught me, change and our ability to embrace change is what has made CME a success. I look forward to a personally meeting you and working together. Feel free to call me at 847.951.1077.

Thanks for your support,

/s/ Howard Reinglass

Howard Reinglass

* * *

Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on April 27, 2005. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.